Results of Shareholder Meetings (Unaudited)

At a special meeting of shareholders of MFS Technology Fund, which was held on November 7, 2001, the following actions were taken:

Item 1. To elect a Board of Trustees:
                                                                Number of Shares


Nominee                                      For              Withhold Authority


Jeffrey L. Shames                           9,422,064.115            103,358.998
John W. Ballen                              9,422,064.115            103,358.998
Lawrence H. Cohn                            9,421,666.091            103,757.022
The Hon. Sir J. David Gibbons               9,420,384.002            105,039.111
William R.Gutow                             9,420,994.639            104,428.474
J. Atwood Ives                               9,422,113.008           103,310.105
Abby M. O'Neill                             9,421,739.865            103,683.248
Lawrence T. Perera                          9,421,874.704            103,548.409
William J. Poorvu                           9,420,994.639            104,428.474
Arnold D. Scott                              9,421,253.325           104,169.788
J. Dale Sherratt                             9,422,113.008           103,310.105
Elaine R. Smith                              9,421,569.409           103,853.704
Ward Smith                                   9,421,160.064           104,263.049

Item 2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust.

 Number of Shares


For                                6,497,250.156
Against                               93,865.692
Abstain                              168,566.265
Broker Non-votes                   2,765,741.000

Item 3. To amend, remove, or add certain fundamental investment policies.

   Number of Shares


For                                 6,498,858.171
Against                                85,132.903
Abstain                               175,691.039
Broker Non-votes                    2,765,741.000

Item 4. To approve a new investment advisory agreement with Massachusetts Financial Services Company.

 Number of Shares


For                                 9,318,065.729
Against                                61,213.714
Abstain                               146,143.670

Item 5. To ratify the selection of Ernst & Young, LLP as the independent public accountants for the current fiscal year.

  Number of Shares


For                                  9,362,764.828
Against                                 25,052.133
Abstain                                137,606.152